140 Kendrick Street
Needham, MA
(the “Property”)

THIRD AMENDMENT TO LEASE

Execution Date:  October 27, 2010

LANDLORD:	Boston Properties Limited Partnership, a Delaware limited partnership

TENANT:	Parametric Technology Corporation, a Massachusetts corporation

ORIGINAL LEASE EXECUTION DATE:	December 14, 1999

PROPERTY:
The land in Needham, Massachusetts located on Kendrick Street, as more particularly described on Exhibit A-1 and shown on Exhibit A-2, each attached to the Lease, together with all improvements constructed thereon, including three buildings, known as “Building A”, “Building B” and “Building C” (collectively, the “Buildings”), the Garage, and surface parking areas.

SURRENDERED PREMISES:
Areas containing approximately 60,332 rentable square feet, in the aggregate, located on the third (3rd) floor of Building C (“Surrendered Tenanted Premises”), and elsewhere in Buildings A, B, and C (“Surrendered Common Spaces”), all as shown on Exhibit A attached hereto and incorporated herein

REMAINING PREMISES:
Approximately 320,655 rentable square feet consisting of 89,758 rentable square feet in Building A, 122,797 rentable square feet in Building B, and 108,100 rentable square feet in Building C, as shown on Exhibit A attached hereto and incorporated herein

ORIGINAL LEASE EXPIRATION DATE:	November 30, 2012

EXTENDED EXPIRATION DATE:	November 30, 2022

PREVIOUS LEASE AMENDMENTS:	Letter agreement dated April 25, 2000 Second Amendment to Lease dated June __, 2001

WHEREAS, Tenant desires (i) to surrender to Landlord the Surrendered Premises, and (ii) extend the Term of the Lease with respect to the Remaining Premises for a period of ten (10) years;

WHEREAS, in order to accommodate Tenant’s desire to surrender the Surrendered Premises, Landlord must make certain base building improvements and other changes to the Property to enable Landlord to make Building C a multi-tenanted building and to create certain common areas on the Property; and

WHEREAS, Landlord is willing to accept such surrender, make certain modifications to the Buildings, create certain common areas, and extend the Lease Term upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the above-referenced Lease (as previously amended, the “Lease”) is hereby further amended as follows (the parties hereby agreeing that any capitalized term, as used in this Amendment, shall have the same meaning as set forth in the Lease, except to the extent inconsistent with the provisions of this Amendment):

1.           TERMINATION OF LEASE IN RESPECT OF SURRENDERED PREMISES

Subject to Tenant’s right to lease all or any portion of the Surrendered Premises, as set forth in Section 9 below, the Term of the Lease with respect to the Surrendered Premises shall terminate as of November 30, 2012 (“Effective Reduction Date”).

B.           On or before the Effective Reduction Date with respect to the Surrendered Premises, Tenant shall vacate and surrender the Surrendered Premises to Landlord in the condition in which the Surrendered Premises are in as of the Execution Date of this Third Amendment, reasonable wear and tear, and damage by fire or other casualty and condemnation, excepted, free and clear of all tenants or other occupants and broom-clean, with all furniture and personal property, cabling and Tenant’s security system with respect to the Surrendered Premise removed therefrom.  Tenant shall have no obligation to remove any alterations or leasehold improvements which exist in the Surrendered Premises as of the Execution Date of this Third Amendment.

C.           Tenant shall have the right to retain the security cameras (“Common Cameras”) presently located in the Surrendered Common Spaces and in other common areas on the Property, provided that Landlord shall have the right to connect to the feeds from such Common Cameras to use such information for security purposes for the Property.  Tenant shall maintain in good condition and, if necessary, replace, such Common Cameras throughout the term of the Lease, Landlord hereby agreeing, however, that Tenant’s operation and maintenance of such Common Cameras is solely for the benefit of Tenant and its employees and Tenant shall have no liability or obligation to Landlord based upon its operation or maintenance of such Common Cameras.  Landlord shall have the right to install additional security areas for the Surrendered Common Spaces and for the other common areas of the Property, provided however, that Tenant shall have the right, at any time, upon ten (10) days prior written notice to Landlord, to abandon the Common Cameras and to terminate Tenant’s obligation to maintain the Common Camera.  If Tenant exercises such right, then, at Landlord’s written election, either: (i) Landlord shall have the right to use such Common Cameras in any manner which Landlord deems fit, or (ii) Landlord shall have the right to require Tenant, at Tenant’s cost to remove the Common Cameras within five (5) business days after Tenant receives written notice of such election from Landlord.

D.           As of the Effective Reduction Date:

(1)           The term “Premises”, as defined in the Lease, shall be deemed to mean the entirety of the interior of Buildings A, B, and C, excluding only the Surrendered Premises, as shown on Exhibit A attached hereto  (the parties hereby agreeing that, from and after the Effective Reduction Date, the Remaining Premises shall constitute the “Premises”), and

(2)           The remainder of the Property other than the Premises and the Surrendered Tenanted Premises, shall be considered to be Common Areas, and the “Common Areas” will include, in addition to the Surrendered Common Spaces: (i) the roof and exterior of each Building, (ii) all areas located on the Property which are located outside of each Building, and (iii) the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others.

2.           RENT CREDIT

Subject to the provisions of this Section 2, Tenant shall be entitled to a rent credit in the amount of Three Million Two Hundred Six Thousand Five Hundred Fifty and 00/100 Dollars ($3,206,550.00) (“Rent Credit”), to be applied against the Annual Fixed Rent payable by Tenant under the Lease for the period commencing as of the monthly payment of Annual Fixed Rent due on the first of the calendar month next following the Execution Date of this Third Amendment and ending on November 30, 2012 (the “Rent Credit Term”).  Such Rent Credit shall be applied in equal monthly amounts to the Annual Fixed Rent over the Rent Credit Term.

3.           LANDLORD’S BASE BUILDING WORK

A.           Landlord, at Landlord’s cost, shall perform the work (“Landlord’s Base Building Work”) described in Exhibit B.  All such work shall be performed in a good and workmanlike manner, in a manner similar to and consistent with the Building standard improvements for the Property, and shall, at the time of Substantial Completion of such work, be in accordance with all Legal Requirements, including, without limitation, the Americans with Disabilities Act, and Insurance Requirements.  Landlord shall be responsible, at Landlord’s sole cost and expense, for obtaining any and all permits and approvals required for the performance of Landlord’s Base Building Work.

B.           Tenant acknowledges that Landlord’s Base Building Work will be performed during Tenant’s occupancy of the Premises.  Such work shall be commenced promptly by Landlord: (i) upon Landlord’s entering into a lease or other agreement providing for the occupancy of any portion of the Surrendered Tenanted Premises to any party other than Tenant or an Existing Subtenant, or (ii) at Landlord’s election, prior to such time, and thereafter completed with all reasonable speed and diligence.  Landlord shall give Tenant at least 90 days advance notice of its commencement of the Landlord’s Base Building Work.  Landlord shall use commercially reasonable efforts to coordinate Landlord’s Base Building Work with Tenant’s requirements, whenever possible, so as to minimize disruption to Tenant’s business operations, including Tenant’s access to the Property, Garage and Premises, visibility of Tenant’s signage, and accessibility of the visitor and Reserved Parking spaces serving the Premises, but there shall be no diminution or abatement of Annual Fixed Rent or Additional Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any inconvenience or disruption to Tenant’s business, Tenant hereby agreeing that Tenant’s sole remedy in the event of any delay in the performance of Landlord’s Base Building Work is as set forth in Section 3C.

C.           The parties acknowledge that Landlord’s Base Building Work is being performed to create a multi-tenant complex.  Therefore, Landlord covenants and agrees that Landlord shall have no right to allow any third party, other than Tenant and the Existing Subtenants, to use or occupy the Surrendered Tenanted Premises prior to Substantial Completion, as hereinafter defined, of Landlord’s Base Building Work (the parties hereby expressly agreeing that the construction of leasehold improvements and the installation of furniture, fixtures, and equipment shall not constitute use or occupancy of the Surrendered Tenanted Premises for the purposes of this Section 3C).  Since Tenant is presently subleasing portions of the Surrendered Tenanted Premises to the Existing Subtenants, Tenant agrees that Landlord shall have the right to enter into direct leases with all or any of the Existing Subtenants of any portion of the Surrendered Tenanted Premises and that the terms of such direct leases (and the occupancy of the Surrendered Tenanted Premises by the Existing Subtenants) may commence prior to the Substantial Completion of Landlord’s Base Building Work.

D.           For the purposes hereof:

(1) The “Existing Subtenants” are:

•	Navigant (f/k/a The Bard Group)
•	Lustig, Glaser & Wilson
•	Career Academy
•	Bulfinch
•	Sierra Atlantic
•	FinArc
•	Object Management Group
•	First Notice Systems (sub-subtenant in OMG suite)
•	Dovetail Health (f/k/a ACM Partners)

(2) “Substantial Completion” shall be defined as the date on which Landlord’s Base Building Work is completed, except for Punch List Items (which shall be completed by Landlord as provided in Section 4.0D of the Lease), and, if provided by the Town of Needham given the nature of Landlord’s Base Building Work, evidence, from the appropriate agency of the Town of Needham that Landlord’s Base Building Work has been approved by such agency (e.g., if a building permit is required for the performance of a portion of Landlord’s Base Building Work, a written sign-off from the Town of Needham with respect to such portion of Landlord’s Base Building Work), unless Landlord’s Base Building Work is actually delayed by Tenant Delays, in which event Substantial Completion shall be the date that Landlord would have completed Landlord’s Base Building Work, as aforesaid, but for such Tenant Delays.

E.           Article IV of the Lease shall have no applicability to Landlord’s Base Building Work, except for the provisions of Section 4.4(B) thereof, and to the extent that the provisions of this Section 3 expressly references definitions or obligations set forth in Article IV of the Lease.

4.           COMMON AREAS

A.           Rights to Use Common Areas.  Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use the Common Areas in common with others entitled thereto, subject to: (i) rules and regulations promulgated by Landlord pursuant to Section 20 hereof, and (ii) Landlord’s rights under Sections 4B and 4C hereof.

B.           Landlord’s Reservations.  Landlord reserves the right from time to time, upon reasonable prior notice to Tenant (except no prior notice shall be required in an emergency), and without unreasonable interference with Tenant’s access to or use and enjoyment of the Property and Premises:  (i) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Property, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Property, and (ii) to alter or relocate such common facilities, provided that substitutions are substantially equivalent or better.  Installations, replacements and relocations referred to in clause (i) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.   In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use of the Premises for the conduct of business.

C.           Landlord’s Right to Change Common Areas.

Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Common Areas (including, without limitation, the Parking Facility) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators, and stairways thereof, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building, provided, however, that: (i) there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the Premises by Tenant, and (ii) so long as at least 160,000 square feet of the Property is leased there shall continue to be a Cafeteria and Fitness Center in operation throughout the Term of the Lease and Landlord shall have no right to relocate or change the dimensions of the Cafeteria or the Fitness Center.  Nothing contained in this Section 4C shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant imposed on Tenant by the Lease or by reason of Legal Requirements with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority.  Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door in Building C or any passage or any concourse connecting with any building or to any public convenience, and the use of such doors, passages and concourses and of such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that: (i) there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use of the Premises by Tenant, and (ii) there shall continue to be a Cafeteria and Fitness Center in operation throughout the Term of the Lease and Landlord shall have no right to relocate or change the dimensions of the Cafeteria or Fitness Center. The Property shall continue to be operated in a manner consistent with other Class A office buildings owned by Boston Properties, Inc. or its affiliates, in the Route 128 Central market, or, at such time as Boston Properties, Inc. and its affiliates no longer owns any Class A office buildings in the Route 128 Central market, then the Property shall be operated in a manner consistent with other Class A office buildings in the Route 128 Central market which were previously owned by Boston Properties, Inc. or its affiliates.

5.           TENANT’S WORK

A. Definitions.  For the purposes hereof:

(1)           “Hard Costs” shall be defined as the cost incurred by Tenant in making leasehold improvements to the Premises, including, without limitation, ceiling system, HVAC, electricity, life safety, paint, carpet, demolition, installation of new partitions and glass, and Landlord’s Construction Management Fee.

(2)           “Soft Costs” shall be defined as architectural and engineering design services, working drawings, installation of wiring and cabling in the Premises.

(3)           “Other Costs” shall be defined as other costs incurred by Tenant in connection with the termination of the Lease with respect to the Surrendered Premises and the renovation of the Remaining Premises, including the cost of furniture and moving costs.  In no event shall Other Costs include rent payments or legal fees.

(4)           “Permitted Costs” shall be defined as Hard Costs, Soft Costs, and Other Costs.

(5)           “Landlord’s Share” shall be defined as the ratio, from time to time, of Twelve Million Eight Hundred Twenty Six Thousand Two Hundred and 00/100 Dollars ($12,826,200.00) to the total amount, from time to time, of the Budget, as hereinafter defined, provided, however, that in no event shall Landlord’s Share be greater than 100%.

(6)           “Tenant’s Share” shall be defined, with respect to each Hard Cost Requisition and each Soft Cost Requisition, as the amount, if any, by which the amount of such Requisition (as approved by Landlord and Tenant) exceeds Landlord’s Share of the amount of such Requisition (as approved by Landlord and Tenant).

(7)           “Hard Cost Requisition” shall be defined as an application for payment from any contractor or vendor (“Tenant Contractor”) with whom Tenant has entered into contract (“Hard Cost Contract”) for the performance of any portion of Tenant’s Work, which includes: (i) a waiver of liens in the forms attached hereto as Exhibit C from such contractor and any subcontractor performing any portion of Tenant’s Work through such contractor, and (ii) any other documentation required pursuant to the provisions of the applicable Hard Cost Contract.  No Tenant Contractor may submit a Hard Cost Requisition to Landlord more often than one (1) time per calendar month.

(8)            “Tenant Requisition” shall mean written documentation showing in reasonable detail the Soft Costs or Other Costs, as the case may be, for which Tenant is seeking reimbursement.  Each Tenant Requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous Tenant Requisitions has been fully paid by Tenant.  Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Tenant Requisition in order to verify the amount thereof.  Tenant may submit a Tenant Requisition to Landlord no more often than one (1) time per calendar month.

B.           As Is Condition; Plan Approval Process; Budget.

(1)           Except for Landlord’s obligation (i) to perform Landlord’s Base Building Work and (ii) to provide Landlord’s Contribution, Tenant shall accept the Premises, the Remaining Premises, and the Property in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.  Tenant, at its sole cost and expense, but subject to Landlord’s Contribution, shall perform all work (other than Landlord’s Base Building Work) necessary to renovate the Premises in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of the Landlord.  Tenant shall submit to Landlord a detailed floor plan layout together with working drawings for work to be performed by Tenant to refurbish the Premises for the Extended Term (“Tenant’s Work”).  Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit D, attached hereto and incorporated herein (Tenant Plan and Working Drawing Requirements).  Provided that the Plans contain at least the information required by, and conform to the requirements of, said Exhibit D, Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned, or delayed.

(2)           If Landlord shall fail to respond in writing to a written request for Landlord’s consent to the Plans within ten (10) business days after Landlord’s receipt of such written request (i.e., by either approving the Plans or disapproving the Plans in writing), then Tenant shall have the right to send Landlord a Second Tenant Plan Consent Request, as hereinafter defined.  If Landlord shall fail to respond in writing to a written request for Landlord’s consent to the Plans within three (3) business days after Landlord’s receipt of a Second Tenant Plan Consent Request (i.e., by either approving the Plans or disapproving the Plans in writing), then Landlord shall conclusively be deemed to have consented to the Plans.  A “Second Tenant Plan Consent Request” shall be defined as a written request for Landlord’s consent to the Plans which states in bold face, all capital letters at the top thereof: “WARNING:  IF LANDLORD FAILS TO RESPOND IN WRITING TO THIS SECOND TENANT PLAN CONSENT REQUEST WITHIN THREE (3) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS SECOND TENANT PLAN CONSENT REQUEST, LANDLORD SHALL CONCLUSIVELY BE DEEMED TO HAVE CONSENTED TO THE PLANS REFERENCED IN THIS SECOND TENANT PLAN

CONSENT REQUEST IN ACCORDANCE WITH SECTION 5B OF THE THIRD AMENDMENT TO LEASE.”

(3)           If Landlord disapproves of any Plans within the required time, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than ten (10) days after Landlord has submitted to Tenant its objections and conditions.  Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition.  Upon Tenant’s determination of the price estimates for Tenant’s Work, and prior to submission by Tenant to Landlord of any requisition for payment of any portion of Landlord’s Contribution, Tenant shall give Landlord a reasonably detailed budget (the “Budget”) for the cost of Tenant’s Work.  Tenant shall submit an updated Budget to Landlord every three (3) months after Tenant submits its initial Budget to Landlord, for the purpose of determining Landlord’s Share.

C.           Tenant’s Work.

(1)           Once the Plans have been approved by Landlord, Tenant, at its sole cost and expense (subject to Landlord’s Contribution), shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Work.  All of Tenant’s Work shall be performed in accordance with: (i) the Plans, (ii) applicable Legal Requirements and Insurance Requirements, and (iii) the provisions of the Lease; provided however, that Tenant shall not be required to cause its contractors performing the initial Tenant’s Work to obtain a payment bond (as otherwise would have been required pursuant to Section 9.3 of the Lease).  Subject to Section 5E hereof, Tenant shall have Tenant’s Work performed by contractors licensed in the Commonwealth of Massachusetts and reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as required by the Lease.  Landlord shall have the right, in accordance with Section 20 hereof, to provide such reasonable rules and regulations relative to the performance of Tenant’s Work and any other work which the Tenant may perform under the Lease, and Tenant shall abide by all such rules and regulations and shall cause all of its contractors to so abide, including, without limitation, payment for the costs of using Building services.

(2)           Tenant shall prepare and submit to Landlord promptly after Tenant’s Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant Contractor for Tenant’s computer, telephone and other communication systems.

(3)           All of Tenant’s Work shall be coordinated with any work being performed by or for Landlord at the Property and in such manner as to maintain harmonious labor relations.  Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.  Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any construction representative of each of Landlord and Tenant or any person hereafter designated in substitution or addition by notice to the party relying.  As of the date hereof, Landlord’s construction representative shall be Michael Schumacher, having a telephone number of 617-236-3341 and an e-mail address of mschumacher@bostonproperties.com, and Tenant’s construction representative shall be Glenn Morris, having a telephone number of 781-270-5353 and an e-mail address of gmorris@PTC.com.  Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any Tenant’s Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

D.           Landlord’s Contribution.

(1)           Landlord shall, in the manner hereinafter set forth, contribute an amount (“Landlord’s Contribution”) equal to up to Twelve Million Eight Hundred Twenty Six Thousand Two Hundred and 00/100 Dollars ($12,826,200.00) towards Permitted Costs.  Landlord shall be under no obligation to apply any portion of Landlord’s Contribution for any purposes other than to pay for Permitted Costs.

(2)           At least Six Million Four Hundred Thirteen Thousand One Hundred and 00/100 Dollars ($6,413,100.00) of Landlord’s Contribution (“Minimum Hard Cost Contribution”) must be used to pay for Hard Costs.  In addition, however, to the hard construction costs, Tenant may pay Landlord’s Construction Management Fee from the Minimum Hard Cost Contribution.

(3)           Provided that Tenant is not in monetary default, or material non-monetary default, of its obligations under the Lease at the time that Landlord receives any Hard Cost Requisition or Tenant Requisition, as the case may be, Landlord shall, subject to the provisions of this Section 5D:

(a)
with respect to Hard Costs, pay Landlord’s Share of the amount due to each contractor performing any portion of Tenant’s Work (“Tenant Contractor”) directly to such Tenant Contractor within fifteen (15) business days after Landlord’s receipt of any Hard Cost Requisition, as hereinafter defined; and

(b)
with respect to Soft Costs, pay to Tenant Landlord’s Share of the cost of the work shown on each Tenant Requisition submitted by Tenant to Landlord within fifteen (15) business days after Landlord’s receipt of such requisition.

Notwithstanding the foregoing, if Landlord refuses to pay any portion of Landlord’s Contribution based upon a default of Tenant, then Tenant shall have the right to resubmit its request for payment of such portion of Landlord’s Contribution (and Landlord shall make payment to Tenant on account of such resubmission, in accordance with the provisions of this Section 5D) on the conditions that:  (i) Tenant has cured such default, (ii) Tenant is then in full compliance with its obligations under the Lease, and (iii) the Lease is then in full force and effect.

(4)           Requisitions.  Landlord, in its capacity as Tenant’s construction manager, as set forth in Section 5E below, shall receive all Hard Cost Requisitions.  Landlord and Tenant shall review and approve each Hard Cost Requisition prior to Landlord’s making any payment on account of such Hard Cost Requisition.  Tenant agrees to pay to the contractor submitting any Hard Cost Requisition which has been approved by Landlord and Tenant, Tenant’s Share of the amount approved for payment under such Hard Cost Requisition.

(5)           Notwithstanding anything to the contrary herein contained: (i) it shall be a condition to Landlord’s obligation to pay any amount due based upon an invoice submitted by any contractor of Tenant’s that Tenant have complied with its obligation to submit a Budget (or updated Budget), as applicable, (ii) Landlord shall have no obligation to pay any amount to Tenant on account of Other Costs until all Hard Costs and Soft Costs for which Tenant is seeking reimbursement have been fully paid for from Landlord’s Contribution, and (iii) Tenant may not seek payment by Landlord hereunder of Landlord’s Share of more than Three Million Two Hundred Six Thousand Five Hundred Fifty and 00/100 Dollars ($3,206,550.00) to pay for Other Costs.

(6)           Notwithstanding anything to the contrary herein contained:

(a)           Landlord shall have no obligation to advance funds on account of Landlord’s Contribution unless and until Landlord has received the Hard Cost Requisition or Soft Cost Requisition in question, together with (in the case of any Hard Cost Requisition) a certification from Tenant’s architect, certifying that the work shown on the Hard Cost Requisition has, to the best of its knowledge, been performed in accordance with applicable law and in accordance with the approved Plans.

(b)           Landlord shall have no obligation to pay Landlord’s Contribution in respect of any requisition submitted after December 31, 2014.

(7)           Except for Landlord’s Contribution, Tenant shall bear all other costs of Tenant’s Work.  Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s Work.

E.           Landlord acting as Tenant’s Construction Manager for Tenant’s Work

Tenant shall engage Landlord to act as its construction manager in connection with the performance of the leasehold improvements portion of Tenant’s Work.  In its role as construction manager: (i) Landlord shall provide oversight and coordination services, (ii) Landlord shall consult with Tenant as to the selection of contractors and vendors providing Tenant’s Work, all of which shall be subject to Tenant’s approval, such approval not to be unreasonably withheld or delayed, (iii) Tenant shall enter into direct contracts with such approved contractors and vendors on such terms and conditions as may be mutually acceptable to Tenant and such contractor or vendor, and Landlord shall have no liability arising from the defaults or non-performance by such contractors or vendors, and (iv) Tenant shall pay to Landlord, as additional rent, a construction management fee (“Landlord’s Construction Management Fee”) in an amount equal to three and one-half percent (3.5%) of the Hard Costs of Tenant’s Work.  Landlord’s Construction Management Services, pursuant to this Section 5(E), shall be subject to the terms and conditions of a Consulting Service Agreement substantially in the form attached hereto as Exhibit E, as modified by such revisions as may be mutually agreed to in writing by Tenant and Landlord.  In no event shall Landlord be required to act as construction manager with respect to the portions of Tenant’s Work categorized under Soft Costs or Other Costs, as defined in Section 5(A) above.  At Tenant’s election, Landlord may deduct Landlord’s Construction Management Fee from Landlord’s Contribution at the same time that Landlord pays Hard Costs to Tenant (i.e., 3.5% of any Hard Costs paid by Landlord).  If Tenant elects to pay Landlord’s Construction Management Fee directly to Landlord (i.e. in lieu of allowing Landlord to deduct the amount of Landlord’s Construction Management Fee from Landlord’s Contribution), and if Tenant fails to pay any invoice from Landlord on account of Landlord’s Construction Management Fee with thirty (30) days of billing therefor, Landlord shall, without limiting any other rights or remedies Landlord may have, have the right to deduct such past due amount from Landlord’s Contribution with respect to the next succeeding requisition.

6.           EXTENSION OF TERM

A.           The Term of the Lease with respect to the Remaining Premises is hereby extended for an additional period of ten (10) years commencing December 1, 2012 and expiring November 30, 2022 (the “Extended Term”).  Said Extended Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the commencement of the Extended Term, except to the extent inconsistent with the provisions of this Third Amendment.  Tenant shall have no further right to extend the Term of the Lease beyond the Extended Term, except as set forth in Section 11 of this Third Amendment.

B.           Annual Fixed Rent.  During the Extended Term, the Annual Fixed Rent payable by Tenant to Landlord shall, subject to Section 6C, be Seven Million Three Hundred Seventy Five Thousand Sixty Five and 00/100 Dollars ($7,375,065.00), i.e., $614,588.75 per month.

C.           Management Fee.  During the Extended Term, Tenant shall continue to be obligated to pay the Management Fee, as defined in Section 6.5 of the Lease, provided, however, that such Management Fee shall, during the Extended Term, be equal to 2.5% of the amount of Annual Fixed Rent and Tenant’s Proportionate Share of Operating Expenses (including, without limitation, Landlord’s Tax Expenses) payable by Tenant under the Lease, from time to time.

D.           Operating Expenses.  Reference is made to the fact that Tenant is presently paying the entirety of Operating Expenses (including, without limitation, Landlord’s Tax Expenses) with respect to the Property.  Notwithstanding the provisions of Article VI of the Lease, the parties hereby agree that during the Extended Term, Tenant shall only be responsible for paying Tenant’s Proportionate Share, as hereinafter defined, of Operating Expenses incurred during the Extended Term.  “Tenant’s

Proportionate Share” shall be defined as the ratio of the rentable area of the Remaining Premises (i.e., 320,655 rentable square feet) to the rentable area of the Buildings (i.e., 380,987 rentable square feet), or 84.16%.  Tenant’s Proportionate Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Buildings, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building.  Upon written notice from Tenant, Landlord agrees to meet with Tenant on a quarterly basis to discuss the budget for Operating Expenses and consider any input which may be suggested by Tenant.  Tenant shall have the option to utilize either Landlord or a third party (the identity of such third party to be reasonably approved by Landlord] to provide any above-standard services to the Premises, other than janitorial services and overtime HVAC services.

E.           Rent Credit.  Provided that there is no Event of Default by Tenant, Tenant shall have be entitled to the Building C Second Floor Rent Credit, as hereinafter defined, against the payments of Annual Fixed Rent payable by Tenant with respect to the months of December, 2012 and January, 2013.  The “Building C Second Floor Rent Credit” shall be defined as the monthly installments of Annual Fixed Rent payable by Tenant with respect to the portion of the Remaining Premises located on the second floor of Building C (i.e. $112,905.08 per month, or $225,810.16 in the aggregate).  Notwithstanding the foregoing, if an Event of Default occurs at any time during the Term prior to the dates on which the payments of the Annual Fixed Rent for December, 2012 and January, 2013 are due from Tenant, then Tenant shall not be entitled to any remaining Building C Second Floor Rent Credit then outstanding as of the date of such Event of Default.  The provisions of this Section 6E shall not limit or affect any of Landlord’s other rights or remedies based upon such Event of Default, pursuant to the Lease or at law or in equity.

F.           Landlord’s Maintenance and Operations. In accordance with, and subject to, Sections 7.1 and 7.2 of the Lease, should any of the Buildings’ structural components or mechanical, electrical, and HVAC systems (or any roofs), fail to the extent the same need to be replaced during the Extended Term, then Landlord shall replace same, at Landlord’s sole cost and expense,  and the costs thereof may be included in Operating Expenses, but only to the extent permitted under Section 6.2 of the Lease, as amended by Section 7B of this Third Amendment.

G.           Tenant’s Repairs.  With respect to Tenant’s repair and maintenance obligations under Article VIII (Tenant’s Repairs) of the Lease, during the Extended Term and the Second Extended Term, as applicable, all references to the “Building” shall be deemed to mean the “Remaining Premises” or “Premises”.

7.           OPERATING EXPENSES

A.           As of the Effective Reduction Date, the following Section 6.6 (Gross-Up Provision) shall be added to Article VI of the Lease (Taxes and Operating Expenses):

“6.6           Gross-Up Provision.  Notwithstanding anything contained in Article VI to the contrary, in determining the amount of Operating Expenses for any calendar year or portion thereof falling within the Term, if less than ninety-five percent (95%) of the Rentable Area of the Buildings shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, Operating Expenses for such period shall be adjusted to equal the amount Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.  The extrapolation of Operating Expenses under this paragraph shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Buildings.”

B.           As of the Effective Reduction Date, the first clause of Section 6.2(i) of the Lease (i.e. which reads “depreciation…made after the expiration of the initial Lease Term”) is hereby deleted in its entirety and the following inserted in its place (the parties expressly agreeing that the remainder of Section 6.2(i) shall continue to apply):

(i) depreciation for capital expenditures made by Landlord during the Extended Term or the Second Extended Term, as applicable, but only to the extent such improvements are (a) required by applicable law, ordinance or regulation adopted after the Execution Date of the Third Amendment to Lease, or (b) believed by Landlord, in Landlord’s reasonable business judgment, to result in a reduction of Operating Expenses at the Property.

8.           ELECTRICITY

As of the Effective Reduction Date, Section 7.4 of the Lease shall be deleted in its entirety and the provisions set forth in Exhibit F attached hereto and incorporated herein shall be substituted therefor.

9.           TENANT’S RIGHT TO LEASE SURRENDERED TENANTED PREMISES

On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that as of the Outside Election Date, as hereinafter defined: (i) no Event of Default by Tenant exists, and (ii) this Lease is still in full force and effect, Tenant shall have the right to lease all or any part of the Surrendered Tenanted Premises (the “Expansion Premises”) as follows.  Tenant may exercise its rights under this Section 9 by giving Landlord written notice (“Expansion Exercise Notice”) on or before December 31, 2010 (the “Outside Election Date”). Tenant’s Expansion Exercise Notice shall set forth the size of the Surrendered Tenanted Premises that Tenant desires to lease.  If Tenant timely notifies Landlord of its election to lease the Expansion Premises, then: (x) Landlord shall designate the location of the Expansion Premises, which location shall be reasonably acceptable to Tenant, and shall be of marketable configuration with a reasonable amount of fenestration, (y) Tenant’s demise of the Expansion Premises shall be upon all of the same terms and conditions of the Lease applicable to the Remaining

Premises, and (z) the Annual Fixed Rent rate for the Expansion Premises shall be at the same per-rentable-square-foot rent rate that Tenant is then paying for the Remaining Premises, except that neither the Rent Credit set forth in Section 2 above nor the Building C Second Floor Rent Credit set forth in Section 6E above shall be applicable to the Expansion Premises.

10.           RIGHT OF FIRST OFFER

On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) that:  (i) as of both the time that the RFO Premises first becomes available and as of the Commencement Date in respect of the RFO Premises, no Event of Default of Tenant exists, (ii) this Lease is still in full force and effect, and (iii) Tenant is in compliance with the Occupancy Condition, as hereinafter defined, both at the time that Landlord is required to give Landlord’s Notice, as hereinafter defined, and as of the Term Commencement Date in respect of the RFO Premises, as hereinafter defined, Tenant shall have a continuous right (the “RFO”) to lease the RFO Premises when such RFO Premises become available for lease to Tenant, as hereinafter defined.

A.           Definition of RFO Premises

The “RFO Premises” shall be defined as any separately demised space in the Surrendered Tenanted Premises, when such area becomes available for lease to Tenant, as hereinafter defined, during the Term of the Lease.  For the purposes of this Section 10, the RFO Premises shall be deemed to be “available for lease to Tenant” if, during the Term of the Lease, the lease of such RFO Premises to a tenant is expiring or earlier terminating, and such tenant has not exercised its right, if any, to extend the term of its lease for such RFO Premises and any failure to so exercise is not rectified within thirty (30) days after the last day upon which such right was exercisable.  In no event shall the RFO Premises be deemed to be “available for lease to Tenant” until such RFO Premises have been leased to a third party after Tenant’s surrender of the Surrendered Tenanted Premises.

B.           Exercise of Right to Lease RFO Premises

(1)           Landlord shall give Tenant written notice (“Landlord’s Notice”) at the time that a RFO Premises becomes available for lease to Tenant.  Landlord’s Notice shall set forth the exact location of the RFO Premises, Landlord’s designation of the Fair Market Rental Value (as defined in Section 11 hereof) applicable to the RFO Premises (the “RFO Rent”) and the estimated Commencement Date in respect of the RFO Premises.

(2)           If Tenant disagrees with Landlord’s designation of the Fair Market Rental Value, the parties shall, at Tenant’s request, negotiate in good faith to reach agreement on the RFO Rent during the twenty (20) business day period (the “RFO Negotiation Period”) after Landlord gives Landlord’s Notice.  If the parties have not, on or before the last day of the RFO Negotiation Period, executed a written agreement (“RFO Lease

Amendment”) whereby Tenant agrees to lease the RFO Premises at a mutually agreed upon RFO Rent, then Tenant shall have the right, by written notice (“Tenant’s RFO Exercise Notice”) given to Landlord on or before the last day of the RFO Negotiation Period, to unconditionally exercise its right to lease such RFO Premises, and either: (x) accept the RFO Rent set forth in Landlord’s Notice, or (y) dispute the RFO Rent set forth in Landlord’s Notice and submit such dispute as to the Fair Market Rental Value applicable to such RFO Premises to a binding broker determination as set forth in Exhibit G of the Lease.   If Tenant’s RFO Exercise Notice does not expressly dispute the RFO Rent set forth in Landlord’s Notice, Tenant shall conclusively be deemed to have agreed that the RFO Rent payable with respect to such RFO Premises is as set forth in Landlord’s Notice.   If Tenant fails timely to give Tenant’s RFO Exercise Notice with respect to such RFO Premises, Tenant shall have no further right to lease all or any portion of such RFO Premises pursuant to this Section 10 until the same have been leased by a third party and again becomes “available for lease to Tenant”.

(3)           Upon the timely giving of Tenant’s RFO Exercise Notice, Landlord shall lease and demise to Tenant and Tenant shall hire and take from Landlord, such RFO Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth.  Time is of the essence with respect to Tenant’s obligations under this Section 10.

C.           Lease Provisions Applying to RFO Premises

The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

(1)           Commencement Date.  The Commencement Date in respect of such RFO Premises shall be the later of:  (x) the estimated Commencement Date in respect of such RFO Premises as set forth in Landlord’s Notice or (y) the date that Landlord delivers such RFO Premises to Tenant.  Landlord shall endeavor in good faith and use reasonable efforts (including legal process if appropriate) to deliver the RFO Premises on or about the estimated Commencement Date set forth in Landlord’s Notice.  If the Commencement Date in respect of a RFO Premises does not occur on or before the date one hundred fifty (150) days after the estimated Commencement Date set forth in Landlord’s Notice, Tenant shall have the right, exercisable on thirty (30) days’ prior written notice, to terminate Tenant’s exercise of such RFO.  Notwithstanding the foregoing, if Landlord delivers the RFO Premises during such 30-day period, such termination by Tenant shall be void and Tenant’s exercise of the RFO shall remain in full force and effect.

(2)           Upon the occurrence of the Commencement Date in respect of such RFO Premises, such RFO Premises shall be deemed to be part of the Premises, for all purposes under the Lease.

(3)           Term.

      (a)           If Tenant elects to lease the RFO Premises and there are more than three (3) years remaining in the Lease Term as of the Commencement Date of the RFO Premises, then the Term of the Lease with respect to such RFO Premises shall be co-terminous with the Term of the Lease for the Premises.

      (b)           If Tenant elects to lease the RFO Premises and there are less than three (3) years remaining in the Lease Term as of the Commencement Date of the RFO Premises, then the Term of the RFO Premises shall, at Landlord’s option, be either (i) co-terminous with the Term of the Lease for the Premises or (ii) for a period of three (3) years.

      (c)           If any RFO Premises becomes available for lease to Tenant during any Non-RFO Period, as hereinafter defined, then Tenant shall have no right to lease such RFO Premises and Landlord shall have no obligation to give Landlord’s Notice to Tenant with respect to such RFO Premises.  The following shall be defined as “Non-RFO Periods”:

(i)
the period between the date twenty (20) months prior to the expiration of the Extended Term and the last day of the Extended Term, unless Tenant has unconditionally extended the Lease Term for the Second Extended Term, in which event, such period shall not be deemed to be a Non-RFO Period (i.e. and Tenant shall have the right to lease such RFO Premises in accordance with this Section 10); and

(ii)	the period between the date twenty (20) months prior to the expiration of the Second Extended Term and the last day of the Second Extended Term.

(4)           Rent.  If Tenant elects to lease the RFO Premises as set forth above, the Annual Fixed Rent of such RFO Premises shall be the Prevailing Fair Market Rent (as defined and determined in accordance with Exhibit G of the Lease) of such RFO Premises, in its “as-is” condition as of the Term Commencement Date in respect of such RFO Premises.  There shall be no Rent Credits applicable to the RFO Premises.  Tenant’s Proportionate Share shall be increased proportionately as a result of the addition of the rentable square feet of the RFO Premises to the rentable square feet of the Premises, and Tenant shall commence paying Tenant’s Proportionate Share of Operating Expenses and any other Additional Rent allocable to the RFO Premises as of the Commencement Date for the RFO Premises.

(5)           Condition of RFO Premises.  Tenant shall take such RFO Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration (but broom clean and free of the prior occupant’s personal property), without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy, and without any obligation on the part of Landlord to provide any Landlord

Contribution or other funds towards the preparation of such RFO Premises for Tenant’s occupancy.

D.           Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease the RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of any RFO Premises, except that the Annual Fixed Rent payable in respect of such RFO Premises may not yet have been determined, and therefore may not be able to be set forth in such amendment. In such event, at the time that such Annual Fixed Rent is determined, the parties shall execute a written agreement confirming the same.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein RFO, unless otherwise specifically provided in such lease amendment.

11.           EXTENSION OPTION

A.           Except as set forth in this Section 11, Tenant shall have no right to extend the term of the Lease with respect to any portion of the Remaining Premises beyond November 30, 2022.  Section 3.2 of the Lease (Extension Options) is hereby deleted in its entirety, and the below-listed Section 3.2 is hereby substituted therefor:

“3.2           EXTENSION OPTION

A.           On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) that (i) both at the time of Tenant’s Exercise Notice, as hereinafter defined, and as of the commencement of the Second Extended Term, as hereinafter defined, there exists no Event of Default of Tenant, (ii) this Lease is still in full force and effect, and (iii) Tenant is in compliance with the Occupancy Condition, Tenant, at Tenant’s election, shall have the right (the “Extension Option”) to extend the Term of the Lease for one (1) additional period of ten (10) years (i.e. commencing as of December 1, 2022 and expiring as of November 30, 2032) (the “Second Extended Term”) with respect to either (x) the entirety of the Premises then demised to Tenant, or (y) only Buildings A and B as hereinafter set forth.  The Second Extended Term shall be upon all the same terms, conditions, covenants and agreements herein which were in effect immediately preceding the commencement of the Second Extended Term, except that:  (i) the Annual Fixed Rent for the Second Extended Term shall be equal to ninety-five percent (95%) of the Prevailing Fair Market Rent as determined and defined in Exhibit G of the Lease, and (ii) there shall be no further option to extend the Term other than the Second Extended Term provided in this Section 3.2.

B.           Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of the Extension Option under this Section 3.2.

C.           If Tenant desires to exercise the Extension Option, then Tenant shall give notice (“Extension Exercise Notice”) to Landlord exercising such Extension Option not earlier than December 1, 2020, or later than March 31, 2021.  Within fifteen (15) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation (“Landlord’s Rent Quotation”) to Tenant of Annual Fixed Rent (the “Extension Rent”) payable by Tenant with respect to the Second Extended Term (i.e., 95% of the Prevailing Fair Market Rent for the Second Extended Term).  If Tenant does not object to Landlord’s Rent Quotation in writing (“Tenant’s Objection Notice”) on or before the date (“Extension Period End Date”) which is the later of: (i) the date thirty (30) days after Tenant gives Landlord the Extension Exercise Notice (ii) or fifteen (15) days after Tenant’s receipt of Landlord’s Rent Quotation, Tenant shall be deemed to have accepted the Extension Rent set forth in Landlord’s Rent Quotation.

If Tenant disagrees with Landlord’s Rent Quotation, Tenant may promptly notify Landlord in writing of such disagreement, and the parties shall negotiate, in good faith, to reach agreement on the Extension Rent during the period (the “Extension Negotiation Period”) ending as of the Extension Period End Date.  If the parties have not entered into a written agreement on the Extension Rent by the end of the Extension Negotiation Period, then Tenant shall have the right, by written notice to Landlord on or before the expiration of the Extension Negotiation Period, either to: (x) withdraw its Exercise Notice (unless Tenant does not have the right to withdraw its Exercise Notice, as provided in Section 10C(3)(c)) or (y) submit such dispute to binding broker determination (the “Broker Determination”) as to the Prevailing Fair Market Rent (as defined in Exhibit G of the Lease) for the Second Extended Term in accordance with Exhibit G of the Lease.  If Tenant does not timely rescind its Exercise Notice or request the Broker Determination, then Tenant shall have no further right to withdraw its Exercise Notice, the Term of the Lease shall be extended for the Second Extended Term, and the Annual Fixed Rent during the Second Extended Term shall be equal to Landlord’s Rent Quotation.

D.           If the Term of the Lease is extended for the Second Extended Term, as aforesaid: (i) all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and (ii) no further agreements or documentation shall be necessary to confirm such extension of the Term; however, Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Second Extended Term as determined in the relevant manner set forth in this Section 3.2.”

B.           Occupancy Condition. For purposes of this Section 11 and of Section 10 above, Tenant shall be deemed to have satisfied the “Occupancy Condition” if: (i) Tenant has not (except for an assignment permitted without Landlord’s consent under Section 12.2 of the Lease) assigned its interest in the Lease or (ii) Tenant has not (except for subleases permitted without Landlord’s consent under

Section 12.2 of the Lease) subleased more than 125,000 rentable square feet of the Premises.

12.           OMITTED.

13.           SIGNAGE

A.           Tenant’s Existing Signage.  With the exception of existing Tenant-specific signage located within the Common Areas, Landlord agrees that for so long as there is no Event of Default by Tenant under this Lease and Tenant is leasing at least 195,160 rentable square feet of space in the Buildings, Tenant shall continue to have the right to maintain its existing signage program, including its existing exterior Building and street monument signage pursuant to the provisions of Section 16.28 of the Lease.  Tenant’s signage rights are personal to Parametric Technology Corporation and any assignee or subtenant for whom Landlord’s consent is not required pursuant to Section 12.2 of the Lease, and may not be transferred to any other assignee or subtenant.  If and at the time that Tenant ceases to lease any portion of Building c, Landlord shall have the right to install any signage which it determines is appropriate identifying the Building C and/or any of the Building in, on, or about Building C and on Kendrick Street.

B.           Landlord’s Signage Rights

(1)           Entrance to Property.  Landlord shall have the right to add an additional Property-specific monument sign located on the west side of the entrance to 140 Kendrick Street.  Such monument sign will not include the names of any tenant at the Property.

(2)           Building C.  Landlord shall have the right to install an additional monument sign located outside of Building C’s east entrance.  Such sign will display the names of tenants at the Property other than Tenant.  Landlord shall have no right to install any exterior signage displaying the names of other tenants at the Property other than such monument sign at the east entrance to Building C.

14.           PARKING

A.           During the Extended Term and the Second Extended Term, as applicable, Landlord shall provide to Tenant, free of charge (other than the costs of operating, maintaining, and repairing the same, which will be included in Operating Expenses), monthly parking privileges in the Garage and the surface parking spaces on the Land (collectively, the “Parking Facility”) at the rate of 3.5 parking spaces per 1,000 rentable square feet of the Premises (“Tenant’s Parking Allocation”) for the parking of motor vehicles.  In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the number of parking privileges provided to Tenant hereunder shall be increased or reduced proportionately, as the case may be.  Tenant shall have no right to sublet, assign, or otherwise transfer said parking privileges other than to subtenants and assignees who are permitted pursuant to the provisions of the Lease.  Except as set forth below, said parking privileges will be on an unassigned, non-reserved basis, and shall be subject to the rules and regulations from time to time in force.

B.           Included in Tenant’s Parking Allocation, Tenant shall have fourteen (14) reserved parking spaces (the “Reserved Parking”).  The Reserved Parking shall be located in Tenant’s existing exclusive executive parking area in the Garage.

C.           Landlord agrees that, subject to causes beyond Landlord’s reasonable control, the parking areas shall contain a visitor parking area (which shall be available to all visitors of the Property) containing at least fifteen (15) parking spaces.

D.           Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord and delivered to Tenant in writing with respect to the Parking Facility in accordance with Section 20.  Landlord assumes no responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability.  Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

15.           COMPETITORS OF TENANT

Landlord agrees that for so long as (i) there is no Event of Default under the Lease, (ii) this Lease is in full force and effect, and (iii) Parametric Technology Corporation, and its assignees and subtenants (if any) for whom Landlord’s consent is not required pursuant to Section 12.2 of the Lease, are occupying at least 195,160 rentable square feet of space in the Buildings, in the aggregate, Landlord will not enter into another lease of space in the Surrendered Tenanted Premises with any of the following competitors of Tenant:  Oracle, SAP, Autodesk, Siemens, and Dassault.

16.           BROKER

A.           Tenant represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Buildings with any broker, other than FHO Partners, LLC (“Broker”) or had its attention called to the Premises or other space to let in the Buildings, by anyone other than Broker.  Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims, other than by Broker, for a commission arising in breach of the representation and warranty set forth in the immediately preceding sentence.

B.           Landlord represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Building with any broker, other than Broker or had its attention called to the Premises or other space to let in the Building, etc., by anyone other than Broker.  Landlord agrees to defend, exonerate and save harmless and indemnify Tenant and anyone claiming by, through or under Tenant against any claims, other than by Broker, for a commission arising in breach of the representation and warranty set forth in the immediately preceding sentence.

C.           Landlord shall be solely responsible for the payment of brokerage commissions to Broker in connection with this Third Amendment pursuant to a separate agreement between Landlord and the Broker.

17.           SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT

Landlord shall endeavor to secure and deliver a Subordination, Nondisturbance, and Attornment Agreement with respect to the Lease, as amended by this Third Amendment, from Landlord’s current mortgagee in the customary recordable form required by such mortgagee as amended by such commercially reasonable changes as Tenant may request.

18.           LETTER OF CREDIT

A.           General Letter of Credit.  Landlord and Tenant hereby acknowledge that pursuant to Section 16.26 of the Lease, Landlord is presently holding the General Letter of Credit in the amount of Three Million ($3,000,000) Dollars (“Existing General Letter of Credit”).  Tenant shall, at the time that it executes and delivers this Third Amendment to Landlord, deliver to Landlord either: (i) an amendment to the Existing General Letter of Credit, which shall be in form and substance satisfactory to Landlord, reducing the amount of the Existing General Letter of Credit to Two Million ($2,000,000.00) Dollars and confirming that the Existing General Letter of Credit secures Tenant’s obligations under the Lease, as amended by this Third Amendment, or (ii) a new General Letter of Credit (“New General Letter of Credit”) satisfying the requirements of Section 16.26(A) of the Lease in the amount of Two Million ($2,000,000.00) Dollars securing Tenant’s obligations under the Lease, as amended by this Third Amendment.  If Tenant delivers a new General Letter of Credit to Landlord, Landlord shall promptly return the Existing General Letter of Credit to Landlord.  The Existing General Letter of Credit, as amended as aforesaid, and the New General Letter of Credit are each hereinafter referred to in this Section 18A as a “General Letter of Credit”.  Landlord shall hold the General Letter of Credit in accordance with Section 16.26 of the Lease, except that there shall be no reductions in the amount of the General Letter of Credit (i.e. Section 16.26B of the Lease is hereby deleted in its entirety and is of no further force and effect).

B.           TI Letter of Credit.  The parties acknowledge that the TI Letter Credit has expired and the provisions of Section 16.26(D) of the Lease are no longer in force or effect.

19.           CAFETERIA

A.           Landlord and Tenant acknowledge that there is currently a Cafeteria in Building A (the “Cafeteria”).  As provided in Section 1D above, such Cafeteria is to become part of the Common Areas.  Landlord hereby agrees that so long as at least 160,000 square feet of the Property is leased and occupied, Landlord shall continue to operate the Cafeteria, with service and choices of at least the same quality as those provided as of the date hereof, for the benefit of tenants of the Property.  The cafeteria vendor and any changes or additions to the quality or type of food and service to be provided in the Property shall be at the reasonable discretion of Landlord, with appropriate input from Tenant.  The Cafeteria shall provide food and beverages for sale during the hours of at least 7:30 a.m. to 10 a.m. and 11:30 a.m. to 2 p.m. on business days, and such additional hours, if any, as Landlord may elect to operate same (the “Cafeteria Operation Hours”).  The Cafeteria may be operated, at Landlord’s election, either by personnel of Landlord or a tenant, contractor, or agent selected by Landlord.

B.           Subject to reasonable rules and regulations promulgated by Landlord or the operator of the Cafeteria in accordance with Section 20 below, Tenant shall have access to the Cafeteria during all Cafeteria Operation Hours.  In addition, Tenant shall have the non-exclusive right, in common with other tenants at the Property, and subject to Landlord’s right to schedule such use to accommodate the needs of Tenant and the other occupants of the Property, to reserve the Cafeteria on an as-needed basis for private meetings, functions, etc.: (i) after normal business hours, and (ii) during normal business hours, excluding the hours between 8 a.m. and 10 a.m. and between 11:30 a.m. to 2 p.m. (the “Restricted Hours”), notwithstanding the limitations set forth in subsection (ii), Tenant shall have the right, subject to Landlord’s right to schedule such use to accommodate the needs of Tenant and the other occupants of the Property, to reserve the Cafeteria at any time during the day, including the Restricted Hours (but not between noon and 2 p.m.), as needed for Tenant’s employee meetings, provided such employee meetings shall be limited to no more than once per calendar quarter and not more than ninety (90) minutes each time and Tenant shall give Landlord at least 30 days advance notice thereof.

C.           The net cost to Landlord to operate the Cafeteria (i.e., the total cost to conduct such operation less the total revenue generated by such operation) shall be included in Operating Expenses.

20.           RULES AND REGULATIONS

Tenant will faithfully observe and comply with the reasonable rules and regulations as Landlord hereafter at any time or from time to time may make and for which Landlord provides at least five (5) business days’ prior notice in writing to Tenant (referred to collectively herein as “Rules and Regulations”), which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Property, or the preservation of good order therein, or the operation or maintenance of the Property, or the equipment thereof, or the comfort of tenants or others at the Property, provided, however, that: (i) in the case of any conflict between the provisions of the Lease and any such Rules and Regulations, the provisions of the Lease shall control, and

(ii) such Rules and Regulations shall not be discriminatory against Tenant in either enforcement or effect.   Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees, subject to the provisions of Section 16.3 of the Lease.

21.           SELF-HELP

A.           Effective as of the Effective Reduction Date, for the purposes of Section 15.6A(a) a “Landlord Default” shall be defined and limited to any service, maintenance, repair or other like obligation that Landlord is obligated to provide or perform pursuant to the provisions of the Lease, and Section 15.6B (Landlord Cure Period) of the Lease shall be deleted in its entirety and the following shall be substituted in its place:

“B.           Landlord Cure Period.  For the purposes of Paragraph A of this Section 15.6, the “Landlord Cure Period” shall be defined as follows:

(1)           In the event of an emergency threatening life or property, or Tenant’s interest in this Lease, three (3) business days after receipt by Landlord of written notice from Tenant of such Landlord Default;

(2)           In the event of any other Landlord Default (a “Non-Emergency Landlord Default”), forty-five (45) days after receipt by Landlord of written notice from Tenant of such Non-Emergency Landlord Default, subject to the provisions of subsection (4) hereof;

(3)           Notwithstanding the provisions of subsection (2) hereof, in the event of a Non-Emergency Landlord Default which affects any structural element of Building C, including the roof thereof, or any building system serving both the portion of the Premises within Building C and the Surrendered Tenant Premises (a “Building Wide Landlord Default”), Tenant shall not have the right to exercise the self-help rights provided for in Paragraph A of this Section 15.6 unless Tenant has first given a second notice to Landlord (a “Second Landlord Default Notice”), stating in bold face, all capital letters at the top thereof: “WARNING:  THIS CONSTITUTES A SECOND LANDLORD DEFAULT NOTICE TO LANDLORD OF A BUILDING WIDE LANDLORD DEFAULT.  IF LANDLORD FAILS TO COMMENCE TO CURE SUCH BUILDING WIDE LANDLORD DEFAULT WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS SECOND LANDLORD DEFAULT NOTICE, LANDLORD SHALL CONCLUSIVELY BE DEEMED TO HAVE CONSENTED TO TENANT’S EXERCISE OF THE SELF-HELP RIGHTS SET FORTH IN SECTION 15.6A OF THE LEASE WITH RESPECT TO SUCH BUILDING WIDE LANDLORD DEFAULT.”

(4)           Notwithstanding the foregoing, in the event that Landlord has commenced to cure any Non-Emergency Landlord Default, including any Building Wide Landlord Default, within forty-five (45) days after Tenant’s notice thereof (or within five (5) business days after any Second landlord Default Notice, in the case of a Building Wide Landlord Default), and so long as Landlord thereafter diligently prosecutes such cure to completion, the forty-five (45) day period (or, in the case of a Building Wide Landlord Default, the five (5) business day period) shall be extended to such period of time as Landlord reasonably requires to cure such Non-Emergency Landlord Default.”

B.           Notwithstanding the provisions of Paragraph C of Section 15.6 of the Lease, which provide Tenant with at least thirty (30) days prior notice (except in an emergency) before Landlord has the right to perform an obligation which Tenant is obligated to perform under the Lease at Tenant’s expense, if Tenant fails to maintain any Common Camera in good condition, as defined in Section 1C above, Landlord shall have the right to cure such default by Tenant if Tenant fails to cure such default within twenty-four (24) hours after Landlord gives Tenant notice of such default.

22.           FITNESS CENTER

Landlord and Tenant acknowledge that there is currently a Fitness Center in Building C (the “Fitness Center”).  Landlord hereby agrees that so long as at least 100,000 square feet of the Property is leased and occupied, Landlord shall continue to operate the Fitness Center with facilities and equipment of at least the same quality as those provided as of the completion of Landlord’s Base Building Work for the benefit of tenants of the Property. The parties acknowledge and agree that the costs of the maintenance, repairs and replacements (subject to amortization of any capital expenditures) of the fitness center are components of Operating Costs.  Landlord reserves the right to impose reasonable rules and regulations relating to the use of the Fitness Center subject to and in accordance with Section 20 above, including, without limitation, requiring each user of the Fitness Center to sign a waiver of liability in favor of Landlord in such form as may be required by Landlord, in its sole discretion.  Landlord intends that the Fitness Center will not be manned but agrees that Tenant, at its sole cost and expense and without liability to Landlord, may have a trainer or other person in attendance at the Fitness Center (referred to herein as “Trainer”) from time to time.  Subject to Landlord’s reasonable rules and regulations and scheduling requirements, Tenant’s Trainer shall have the right to use the office and training room in the Fitness Center for the purposes for which they were intended.

23.           SUBLETTING AND ASSIGNMENT

The following shall be added as a new clause (4) at the end of Section 12.4B of the Lease (the provision which sets forth, without limitation, reasonable bases for Landlord’s withholding its consent to proposed subleases and assignments):

“(4)           the proposed subtenant is either: (i) a Restricted Tenant, as hereinafter defined, or (ii) a prospective tenant with whom Landlord has negotiated to lease space at the Property during the three month period immediately prior to Landlord’s receipt of Tenant’s request for Landlord’s consent.  A “Restricted

Tenant” shall be defined as any tenant of premises at the Property, except for a tenant who satisfies all of the following criteria:

(a)           Such tenant desires to sublease premises from Tenant for expansion purposes only; and

(b)           Such tenant's occupancy of the Tenant’s premises will not, either directly or indirectly, cause a vacancy in the premises which such tenant then occupies at the Property; and

(c)           Such tenant's need, as to the size of premises and length of term, cannot then (i.e., at the time that Tenant requests Landlord's consent to a sublease or assignment to such tenant) be satisfied by Landlord with other space at the Property.

24.           PAYMENT PROCEDURES WITH RESPECT TO REAL ESTATE TAXES

Effective as of the Execution Date of this Third Amendment, Section 6.3C of the Lease shall be deleted in its entirety and shall be of no further force and effect (i.e. Real Estate Taxes shall be included in Operating Expenses and Tenant shall be required to make monthly estimated payments to Landlord on account of Real Estate Taxes, as provided in Section 6.3 of the Lease).  If requested by Tenant in writing, from time to time, Landlord shall provide to Tenant copies of tax bills on the basis of which Real Estate Taxes are included in Operating Expenses.

25.           UNUSED CONSTRUCTION CONTINGENCY

Landlord and Tenant acknowledge and agree that as of the date hereof all remaining amounts in the Reserve Fund under Section 4.6 of the Lease shall be retained by Landlord for the benefit of Landlord.

26.           INAPPLICABLE LEASE PROVISIONS

Exhibits B-1 (Base Building Work Specifications), B-2 (Tenant Improvement Work Plans and Specifications), B-3 (Plans and Specifications for Off-Site Mitigation Work), and B-4 (Qualifications and Assumptions with respect to Landlord’s Work) of the Lease shall have no applicability with respect to this Third Amendment.

27.           RECORDING

At the request of either party, the other party shall execute and deliver a mutually acceptable amendment and restatement of the existing Notice of Lease with respect to the Lease, evidencing the extension of the Term of the Lease and other amendments to the Lease set forth herein, in form recordable and complying with applicable law and otherwise in the form required by Section 16.8 of the Lease.

28.           MISCELLANEOUS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.  All other terms and conditions of the Lease, as hereby amended, are ratified, confirmed and approved in all respects, and the Lease, as amended hereby, shall remain in full force and effect, as so amended.

[Signatures on following page]

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:		/S/ David C. Provost
	Name:	David C. Provost
	Title:	Senior Vice President
Hereunto Duly Authorized

TENANT:

PARAMETRIC TECHNOLOGY CORPORATION

By:		/S/ James E. Heppelmann
	Name:	James E. Heppelmann
	Title:	President and Chief Executive Officer
Hereunto Duly Authorized